Exhibit 99.1

                                  PRESS RELEASE

BENTLEYCAPITALCORP.COM INC. BEGINS TRADING ON THE OTCBB WITH "BCPC" AS THE STOCK SYMBOL

WEDNESDAY, DECEMBER 24, 2003 01:29 PM

ALAMEDA, Calif., Dec 24, 2003 (BUSINESS WIRE) -- BentleyCapitalCorp.com Inc. (OTCBB:BCPC) announced today that its common stock is now trading on the OTCBB under the trading symbol "BCPC". The market maker is J.P. Turner & Company in Atlanta, Georgia, an NASD member firm.

About BentleyCapitalCorp.com Inc.

BentleyCapitalCorp.com Inc. is a biotech company that markets residential and commercial "functional water systems" through its wholly-owned subsidiary, Proton Laboratories, Inc. Functional water is water that has been processed through an electrolytic ion separation process or electrolysis process. Functional water systems restructure tap water into one type of water that is alkaline in concentration and one type of water that is acidic in concentration. Functional water systems have applications in a variety of industries, such as agriculture, organic agriculture, food processing, medicine, dentistry, heavy industry, mining, environmental clean-up and beverages. Water with smaller clusters of molecules has a lower surface tension that may improve hydrating, permeating and solubility properties. These properties may enhance the overall functional effectiveness of water. The separation of the alkaline and acidic properties found in water provides the water with functional abilities. For example, functional acidic water has disinfecting abilities to meet a wide array of disinfecting requirements in food processing procedures. Functional alkaline water makes an excellent drinking water due to improved hydration. BentleyCapitalCorp.com Inc.'s Web site is www.protonlabs.com.
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The benefits of functional electrolyzed water comes from the changes in pH, oxidation reduction potential, dissolved oxygen and energy measured in levels of ionic product of the water. The restructuring process alters these parameters to create a water medium that is highly effective in obtaining desired functional results.

Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause BentleyCapitalCorp.com Inc.'s actual results to differ materially from those indicated in this press release include market acceptance of our products and our functional water technology, competition, funding and regulatory compliance. BentleyCapitalCorp.com Inc. has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

SOURCE: BentleyCapitalCorp.com Inc.

CONTACT:          BentleyCapitalCorp.com Inc.
                  Edward Alexander, 510-865-6412 (President)
                  advanced.h2o@worldnet.att.net
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                  www.protonlabs.com
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